        THIS IS THE SAME PROXY STATEMENT MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 8, 1994 WHICH WAS FILED WITH THE SEC ON APRIL 8, 1994. THIS PROXY IS BEING RESUBMITTED BECAUSE OF AN ERROR IN THE DATA POINTS OF THE S&P 500 INDEX AS REPORTED IN THE PERFORMANCE GRAPH DUE TO A PRINTER'S ERROR. THIS CORRECTED VERSION OF THE PROXY WAS MAILED TO STOCKHOLDERS.

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                         THE CHARLES SCHWAB CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
                         THE CHARLES SCHWAB CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.: DEF 14A 001-09700

     3) Filing Party: The Charles Schwab Corporation

     4) Date Filed: 04-08-94

                                     [LOGO]

                                                                   April 8, 1994

DEAR STOCKHOLDER:

     You are cordially invited to attend our Annual Meeting of Stockholders which will be held Monday, May 9, 1994 at 2 p.m. in the Grand Ballroom of the Hyatt Regency Hotel, located at Embarcadero Center # 5 at the corner of Drumm and Market Streets in San Francisco, California.

     The meeting will provide an opportunity for you to hear a report on 1993 operations, to meet your directors and executive officers, and to participate in the meeting. The matters expected to be acted upon are listed in the enclosed Notice of Meeting and are more fully described in the Proxy Statement which follows.

     To ensure that your shares are represented at the meeting, please complete, sign and date the enclosed proxy and return it promptly in the envelope provided. You may revoke your proxy at any time before it is voted.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                     [SIG]

              CHARLES R. SCHWAB                            LAWRENCE J. STUPSKI
          Chairman of the Board and                           Vice Chairman
           Chief Executive Officer

                         THE CHARLES SCHWAB CORPORATION

                   ------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 1994

                   ------------------------------------------

     The Annual Meeting of Stockholders of The Charles Schwab Corporation, a Delaware corporation (the "Company"), will be held on Monday, May 9, 1994 at 2 p.m. in the Grand Ballroom of the Hyatt Regency Hotel, located at Embarcadero Center #5 at the corner of Drumm and Market Streets in San Francisco, California, for the following purposes:

          1. To elect ten directors to serve pursuant to the Company's bylaws for the ensuing year.

          2. To approve the Annual Executive Bonus Plan.

          3. To approve Charles Schwab & Co., Inc.'s Long-Term Incentive Plan III, as amended.

          4. To approve amendments to the 1992 Stock Incentive Plan.

          5. To consider and act upon such other business as may properly come before the meeting, and all adjournments and postponements thereof.

     The Board has fixed the close of business on March 11, 1994 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders of record will be available at 101 Montgomery Street, San Francisco, California, prior to the Annual Meeting.

                                            By Order of the Board of Directors,

                                            [SIG]

                                            MARY B. TEMPLETON, Corporate
                                            Secretary

April 8, 1994

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN POSTAGE PREPAID ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM REQUESTING A TICKET TO ATTEND THE MEETING AND VOTING IN PERSON, SHOULD YOU SO DESIRE.

                         THE CHARLES SCHWAB CORPORATION
                             101 MONTGOMERY STREET
                        SAN FRANCISCO, CALIFORNIA 94104

                      ------------------------------------

                                PROXY STATEMENT

                      ------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Charles Schwab Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 9, 1994. This Proxy Statement and form of proxy are being mailed to stockholders on or about April 8, 1994.

     Shares represented by a properly executed proxy received by the Company in time to permit its use at the Annual Meeting will be voted as indicated on the proxy. Stockholders may revoke the authority granted by their proxies at any time before the exercise of the powers conferred thereby by notice in writing delivered to the Secretary of the Company; by submitting a subsequently dated proxy; or by attending the Annual Meeting, withdrawing the proxy and voting in person.

     It is proposed that action will be taken at the Annual Meeting to elect ten directors to hold office in accordance with the Company's bylaws for the ensuing year, to approve the Company's Annual Executive Bonus Plan, to approve Schwab's Long-Term Incentive Plan III, as amended, and to approve amendments to the Company's 1992 Stock Incentive Plan. The Board of Directors knows of no other business to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

     The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or other means by employees of the Company or its subsidiaries without additional compensation. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

     The Company was incorporated in November 1986 and acquired its principal subsidiary, Charles Schwab & Co., Inc., a California corporation incorporated in 1971 and merged in 1983 with a subsidiary of BankAmerica Corporation, in a management-led leveraged buyout in March 1987. The Company became a publicly held company in September 1987 through an initial public offering of its common stock, $0.01 par value (the "Common Stock"). As used in this Proxy Statement, "Schwab" means Charles Schwab & Co., Inc.

     All share and per share figures in this Proxy Statement have been adjusted to reflect a three-for-two split of the Common Stock in 1993 effected in the form of a 50 percent stock dividend.

                                     VOTING

     At the close of business on March 11, 1994 there were outstanding and entitled to vote at the Annual Meeting 57,215,482 shares of Common Stock. Each share of Common Stock outstanding on that date entitles the stockholder of record on that date to one vote on each matter to be voted upon at the Annual Meeting, except that voting for the election of directors may be cumulative. A majority of all shares represented in person or by proxy at the Annual Meeting constitutes a quorum for the transaction of business at the meeting. Under applicable Delaware law, abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Brokers (other than Schwab) who hold shares in street name for customers have the authority under applicable New York Stock Exchange rules to vote on the election of directors. Schwab is entitled to vote such shares only in the same proportion as shares represented by votes from all record holders. With respect to all other matters presented for a vote, shares as to which brokers do not have discretionary voting authority from their customers or authority under the New York Stock Exchange rules to vote on a particular matter are considered under Delaware law as shares not entitled to vote with respect to such matter, but are counted toward the establishment of a quorum.

     The Company's certificate of incorporation contains a provision for cumulative voting for the election of directors. A stockholder intending to cumulate votes for the election of directors must notify the Company of such intention prior to the commencement of the voting for directors by so indicating on the proxy or by attending the meeting. If any stockholder has given such notice, every stockholder may cumulate votes for candidates placed in nomination prior to the voting. Cumulative voting rights entitle a stockholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that stockholder's shares are entitled without cumulative voting, and all such votes may be cast for a single candidate or may be distributed among any or all of the candidates. The persons named in the proxy will, unless authority to do so is withheld, exercise their discretion with respect to the cumulative voting of shares represented by proxy in order to assure the election of as many of the nominees of the Board of Directors as possible.

     Participants in the Charles Schwab Profit Sharing and Employee Stock Ownership Plan (the "Profit Sharing Plan") are entitled to instruct the purchasing agent of the Profit Sharing Plan on how to vote all shares of Common Stock which are allocated to participants' individual accounts under the Employee Stock Ownership Plan ("ESOP") component of the Profit Sharing Plan, as well as participants' proportionate interest in shares of Common Stock held for the benefit of participants under the Profit Sharing and Salary Deferral components of the Profit Sharing Plan ("non-ESOP components") and will receive individual proxies for the voting of such shares. If the purchasing agent does not receive voting instructions from participants with respect to all such shares, such shares will not be voted unless the purchasing agent is required to exercise its discretion in voting such shares pursuant to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Shares held by the Profit Sharing Plan under the ESOP component that have not yet been allocated to the ESOP accounts of individual participants will be voted by the purchasing agent in the same proportion as the votes cast by all shares voted by Profit Sharing Plan participants, unless the purchasing agent is required to exercise its discretion in voting such shares pursuant to ERISA.

     A proxy given by any stockholder participating in the Company's Dividend Reinvestment and Stock Purchase Plan will govern the voting of all shares of Common Stock held for such stockholder's account under that plan.

     As of March 11, 1994, the current directors of the Company and senior officers of the Company and its subsidiaries owned an aggregate of 19,068,244 shares, including 1,734,620 shares which certain senior officers and directors may acquire upon the exercise of stock options which were exercisable on March 11, 1994 or within 60 days thereafter. The preceding number of shares owned, excluding unexercised options, together with an aggregate of 423,111 shares allocated to the ESOP accounts or held for the benefit of such senior officers as participants in the non-ESOP components of the Profit Sharing Plan, represents approximately 31% of the shares entitled to vote at the Annual Meeting. The Profit Sharing Plan also holds an aggregate of 4,887,678 shares that have been allocated to the ESOP accounts, or held in the non-ESOP components for the benefit of other Profit Sharing Plan participants and an aggregate of 901,636 unallocated shares that will be voted at the Annual Meeting in the same proportion as the votes cast by all shares voted by Profit Sharing Plan participants, subject to the requirements of ERISA. As a consequence, it is highly likely that the current directors, senior officers and the Profit Sharing Plan participants will be able to elect the Board of Directors of the Company and approve the proposals contained herein.

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated and recommends the election of each of the nominees set forth below as a director of the Company to serve until the next annual meeting of stockholders or until his or her successor is elected and qualified. The persons named in the proxy intend, unless authorization to do so is withheld, to vote for the election of the nominees named below. The ten nominees receiving the greatest number of votes will be elected as directors of the Company. Should any nominee become unavailable to serve as a director, the proxies will be voted for such other person as the Board of Directors may designate or the number of authorized directors may be reduced.

     The information below is provided with respect to each nominee for election as a director of the Company, each of whom is currently serving as a director. There are no family relationships among any directors or executive officers of the Company.

     Charles R. Schwab, age 56, was a founder of Schwab in 1971, and has been its Chairman since 1978. He has been the Chairman and Chief Executive Officer and a director of the Company since its incorporation in November 1986. Since February 1989, he has been a member of the Customer Quality Assurance Committee of the Board of Directors. Mr. Schwab has also served as Chief Executive Officer of Schwab (1978 to July 1988). Mr. Schwab currently serves as a director of The Gap, Inc., Transamerica Corporation, and AirTouch Communications, formerly PacTel Corporation, and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, and Schwab Annuity Portfolios, all registered investment companies. Mr. Schwab currently serves as Governor-at-Large of the National Association of Securities Dealers, Inc. and is sole director and president of The Charles Schwab Corporation Foundation, a member of the Board of Trustees of Stanford University and a member of the Board of the National Park Foundation.

     Lawrence J. Stupski, age 48, has been the Vice Chairman of the Company since July 1992, and a director of the Company since its incorporation in November 1986. Mr. Stupski has been a director of Schwab since 1981. In the last five years, he also has served as Chief Operating Officer of the Company (November 1986 to March 1994), President of the Company (November 1986 to July
1992), Chief Financial Officer of the Company (April 1987 to March 1988), President of Schwab (1981 to July 1988), Chief Operating Officer of Schwab (1981 to July 1992), and Chief Executive Officer of Schwab (July 1988 to July 1992). From January 1990 to December 1991, Mr. Stupski was a member of the board of directors of the Chicago Board Options Exchange.

     David S. Pottruck, age 45, became the Chief Operating Officer and a director of the Company in March 1994 and has been President of the Company and Chief Executive Officer of Schwab (since July 1992) and President and a director of Schwab (since July 1988). In the last five years, Mr. Pottruck has served as an Executive Vice President of the Company (March 1987 until July 1992) and Executive Vice President -- Marketing and Branch Management of Schwab (April 1984 until July 1988).

     Nancy H. Bechtle, age 56, has been a director of the Company and has served as a member of the Audit and Customer Quality Assurance Committees since September 1992. Ms. Bechtle has been a director and Chief Financial Officer of J.R. Bechtle & Co., an international consulting firm, since 1979. She has been the President and Chief Executive Officer of the San Francisco Symphony since 1987, and has served as a member of the San Francisco Symphony Board of Governors since 1984. Ms. Bechtle also holds a variety of Board positions with non-profit organizations.

     C. Preston Butcher, age 55, has been a director of the Company since October 1988 and has served as a member of the Audit Committee since February 1989 and a member of the Compensation Committee since September 1992. He served as a member of the Customer Quality Assurance Committee from May 1992 to September 1992. Mr. Butcher has been the President and Regional Partner of Lincoln Property Company, N.C., Inc., a real estate development firm, since 1967, and is also a director of BRE Properties, Inc., a real estate investment trust.

     Donald G. Fisher, age 65, has been a director of the Company since January 1988. He has served as a member of the Customer Quality Assurance Committee since February 1989 and as a member of the Audit Committee since September 1992. He previously served as a member of the Audit Committee from March 1988 to May 1992, and as a member of the Compensation Committee from February 1988 to September 1992. Since 1969, Mr. Fisher has been the Chairman, Chief Executive Officer and a director of The Gap, Inc., and also serves as a director of Ross Stores, Inc., both of which are nationwide specialty retail clothing chains. Mr. Fisher also serves as a director of AirTouch Communications, formerly PacTel Corporation.

     Anthony M. Frank, age 62, has been a director of the Company and has served as a member of the Audit and Customer Quality Assurance Committees since December 1993. He is the current chairman of the Customer Quality Assurance Committee. Mr. Frank is Chairman of the Board of Acrogen, Inc., a biotechnology firm. From March 1988 until March 1992, Mr. Frank served as Postmaster General of the United States. From September 1974 until March 1988, Mr. Frank was Chairman of the Board, Chief Executive Officer, and President of First Nationwide Bank. From April 1993 until November 1993, Mr. Frank was Chairman of the Board and President of Independent Bancorp of Arizona, Inc., a registered bank holding company. He also served as a director of the Company from April 1987 until February 1988 and from March 1992 until April 1993. Mr. Frank is also currently a director of Adia Services, Inc., Bedford Property Investors, Living Centers of America, Temple-Inland, Inc., General American Investors, a closed-ended investment company, and Irvine Apartment Communities, a real estate investment trust.

     James R. Harvey, age 59, has been a director of the Company and has served as a member of the Audit Committee since February 1989 and a member of the Customer Quality Assurance Committee since September 1992. He served as a member of the Compensation Committee from February 1989 to September 1992. Mr. Harvey joined Transamerica Corporation in 1965 and has been its Chairman since 1983. He also served as Transamerica's Chief Executive Officer from 1981 to 1991 and as President from 1979 until 1986. Transamerica Corporation provides selected financial services to individuals and organizations. Mr. Harvey has been a director of Transamerica Corporation since 1975, and also serves as a director of Pacific Telesis Group, McKesson Corporation, and AirTouch Communications, formerly PacTel Corporation.

     Stephen T. McLin, age 47, has been a director of the Company and has served as a member of the Audit Committee since July 1988 and a member of the Compensation Committee since February 1989. Mr. McLin is the current chairman of the Audit Committee. Since January 1987, Mr. McLin has been the President and Chief Executive Officer of America First Financial Corporation, a finance and investment banking firm. He was a Senior Vice President from June 1981 to August 1985, and an Executive Vice President from August 1985 until January 1987, of both BankAmerica Corporation, a bank holding company, and Bank of America, NT&SA. Mr. McLin is also Chairman of the Board of EurekaBank, a federal savings bank.

     Roger O. Walther, age 58, has been a director of the Company and a member of the Customer Quality Assurance Committee since April 1989 and has served as a member of the Compensation Committee since May 1989. He is the current chairman of the Compensation Committee. Since May 1992, Mr. Walther has been the Chairman and Chief Executive Officer of ELS Educational Services, Inc., the largest teacher of English as a second language in the United States. Mr. Walther was a director, President and Chief Executive Officer of AIFS, Inc., which designs and markets educational and cultural programs internationally, from 1964 to February 1993. Mr. Walther has also served from 1980 to 1984 as Chairman of San Francisco Bancorp and since 1985 as Chairman of First Republic Bancorp, both of which are bank holding companies. Mr. Walther is a director of First Republic Bancorp.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors held seven meetings during 1993. (Each of the directors, except Donald G. Fisher, attended at least 75% of the aggregate of all meetings of the Board of Directors and the Committees on which he or she served, if any, which were held during such director's tenure in 1993.) The Board of Directors has an Audit Committee, a Compensation Committee, and a Customer Quality Assurance Committee. The Board of Directors does not have a nominating committee or any committee serving a similar function.

     The Audit Committee, among other things, confers with the Company's independent accountants and internal auditors regarding the scope of their respective examinations, reviews reports of the Company's independent accountants and internal auditors and obtains recommendations concerning internal controls. The

Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors. The Audit Committee held three meetings during 1993.

     The Compensation Committee reviews and approves the Company's compensation philosophy, all programs that govern annual and long-term compensation of executive officers, and material employee benefit plans. In addition, the Compensation Committee has the authority to grant options to members of the Board of Directors and key employees under the Company's stock option plans. The Compensation Committee held six meetings in 1993.

     Directors who are also officers of the Company or its subsidiaries do not receive any additional compensation for their services as directors. Non-employee directors receive an annual retainer of $20,000, $1,000 for each Board meeting attended, $300 for each Board committee meeting attended either immediately prior to or following a Board meeting, and $1,000 for each Board committee meeting otherwise attended, and are reimbursed for their expenses of attendance at such meetings. Committee chairmen receive an additional annual retainer of $3,000. In addition, the Company's non-employee directors as a group have been and continue to be eligible to be granted options under the Company's stock option plans. In 1993, each member of the Board was granted an option to purchase 1,500 shares of Common Stock of the Company at the fair market value on May 17, 1993, $20.75 per share (as adjusted for the 3-for-2 stock split).

              APPROVAL OF EXECUTIVE OFFICER COMPENSATION PLANS AND
                  AMENDMENTS TO THE 1992 STOCK INCENTIVE PLAN

     The Compensation Committee of the Board of Directors (the "Committee") on March 24, 1994 adopted resolutions recommending that the Board of Directors present to stockholders proposals to approve the Company's Annual Executive Bonus Plan, Schwab's Long-Term Incentive Plan III, as amended ("LTIP"), and amendments to the 1992 Stock Incentive Plan (collectively, the "Plans"). The proposals to approve the Plans, all of which are existing plans, are generally in response to changes in the federal tax laws. The persons named in the proxy intend, unless authorization to do so is withheld, to vote for the proposals concerning the Plans.

     If any one or more of the Plans are approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon, and the Company complies with certain other requirements set forth in Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), payments to executive officers pursuant to Plans that are so approved will qualify for deduction under Section 162(m) of the Code. If the stockholders do not vote to approve the proposals concerning any one or more of the Plans, any payments or portions of payments to any "named executive officers" (as defined in the Code) pursuant to Plans not so approved may not qualify for deduction under Section 162(m) to the extent the total compensation paid to any such named executive officer in any calendar year exceeds $1,000,000. In such event, the Company may not be able to deduct for tax purposes all compensation paid to named executive officers under the Plans. Payments to all executive officers other than named executive officers pursuant to the Plans will continue to qualify for deduction under the Code. A discussion of each Plan follows. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSALS CONCERNING THE PLANS.

                  APPROVAL OF THE ANNUAL EXECUTIVE BONUS PLAN

     The Company's Annual Executive Bonus Plan was approved by the Committee on March 1, 1994 and amended on March 24, 1994 and March 31, 1994. The plan provides for the payment of annual cash bonuses to executive officers of the Company, based solely upon the Company's attainment of certain performance targets. The plan rewards executive management for the Company's attainment of annual revenue growth and profitability goals.

     The participants in the plan are the Chairman, Vice Chairman, President, Senior Executive Vice Presidents, Executive Vice Presidents, and from time to time, certain other officers having comparable positions, currently thirteen
(13) executives. The plan specifies a target bonus for each executive officer, which is expressed as a percentage (between 25% and 100%) of that executive's annual base salary and depends upon that executive officer's roles and responsibilities. The amount of base salary included in the computation of the target bonus amount for each executive officer in any year may not exceed 250% of the base salary, determined as of March 31, 1994, payable to the executive officer holding the same or substantially similar position on March 31, 1994. The amount of the target bonus is then multiplied by a percentage, which can range from 0% to 200%, which is determined by the Company's performance for the year relative to its goals of net revenue growth of 20% and after-tax profit margin of 10%.

     Payments under the plan are made quarterly based on the Company's year-to-date performance. The fourth quarter payment is adjusted upward or downward to reflect the Company's performance for the entire year. In the event an overpayment should occur, the plan provides for recovery of any amount overpaid either through direct payment by the executive officer or by Company setoffs of the overpayment against amounts otherwise payable to the executive officer.

     Amounts payable pursuant to the plan are generally paid in the year in which they are earned or during the following year; however, a recipient may elect to defer receipt of all or any portion of the amounts payable under the plan until a specified date certain, or until termination of employment, provided that deferrals will be paid immediately upon a change in control. Deferrals may be credited with growth rates, based on applicable interest rates, or, if the Committee so determines, increases or decreases in value with reference to the total return that would be derived from an investment of the amount deferred in the Schwab 1000 Fund(R), a registered investment company.

     The plan is administered by the Committee, which makes all decisions regarding the operation of the plan and payments thereunder. The Committee may amend or terminate the plan at any time and for any reason.

                          LONG-TERM INCENTIVE PLAN III

     The Long-Term Incentive Plan III ("LTIP") was initially adopted effective as of January 1, 1991 and was amended by the Committee on March 1, 1994 and March 31, 1994. LTIP provides for the payment of cash bonuses to certain designated key employees of the Company, excluding the Chairman, calculated based upon the Company's performance during the four-year period ending December 31, 1994.

     The Company believes that the LTIP constitutes a binding contract under
Section 162(m) of the Code. Section 162(m) provides an exclusion such that payments made to named executive officers pursuant to binding contracts entered into on or before February 17, 1993 may continue to qualify for deduction under the Code without stockholder approval or compliance with requirements that otherwise would apply. As such, the Company believes that, with respect to awards to named executive officers employed on or before February 17, 1993, all payments to such named executive officers should qualify for deduction under
Section 162(m) without stockholder approval. Nevertheless, because certain awards were made to employees who joined the Company after February 17, 1993 and because the rules promulgated pursuant to Section 162(m) are unclear and not in final form, the Committee determined to present the LTIP to stockholders for approval to maximize the amount of LTIP payments that may qualify for deduction under Section 162(m).

     The Committee, upon the recommendation of the Chairman and the Vice Chairman, determines the individuals eligible to participate in LTIP and the number of units to be awarded (subject to a total maximum of 1,500,000 units in the LTIP and a limit of 100,000 units per participant). As of December 31, 1993, approximately 290 officers and employees of the Company and its subsidiaries were LTIP participants. As originally adopted, LTIP provides for a cash distribution to each participant equal to the value of such participant's vested units on the relevant valuation date less the value of such units on the date of grant. Units in LTIP vest at the rate of 20% per year from the date the unit is issued and fully vest on December 31, 1994. LTIP originally provided for payment of a participant's vested amount within a reasonable time after the earlier of December 31, 1994 or the date of the participant's termination of employment. Units at the inception of LTIP had an initial value of $0. Units awarded after the inception of LTIP are valued as of the last valuation date prior to the date of grant. Unit valuation dates are January 1 and July 1 of each year.

     The value of an LTIP unit as of any valuation date is determined by dividing the total plan-to-date LTIP funding amount by 1,500,000. The plan-to-date LTIP funding amount is equal to a percentage, which varies based on the return on equity ("ROE") achieved and which appears in the column titled "Funding Rate" on the table that follows, of the Company's pre-tax, pre-LTIP earnings for the period from January 1, 1991 through the valuation date. The Company records compensation expense accruals in each period to reflect the plan-to-date LTIP funding amount which is expected to be paid in 1995 unless payment is deferred.

                          LONG-TERM INCENTIVE PLAN III
                           UNIT VALUATION SCHEDULE(1)

CUMULATIVE PRETAX
 PRE-LTIP INCOME
  (IN MILLIONS)      RETURN ON EQUITY(2)     FUNDING RATE
- -----------------    -------------------     ------------
More than $349.7             18.3%                8.0%
          $317.9             17.4%                7.0%
          $244.8             14.6%                6.0%

- ---------------

(1) Unit Value = Cumulative Pretax Pre-LTIP Income times the Funding Rate divided by the 1.5 million units in the LTIP.

(2) ROE assumes beginning equity basis of $160 million.

     As amended, LTIP will allow recipients to elect to defer receipt of all or a portion of payments that otherwise would be made during 1995 until the earlier of a specified date certain or the date of the participant's termination of employment, provided that deferrals will be paid immediately upon a change in control. Deferred amounts may accrue interest based on applicable interest rates, or, if the Committee so determines, increase or decrease in value with reference to the total return that would be derived from an investment of the amount deferred in the Schwab 1000 Fund(R), a registered investment company.

     The plan is administered by the Committee, which makes all decisions with respect to the operation of the plan and interpretation of the plan documents. The Committee may amend or terminate the plan at any time and for any reason.

                  AMENDMENTS TO THE 1992 STOCK INCENTIVE PLAN

     The 1992 Stock Incentive Plan (the "1992 Plan") was originally adopted by the Board of Directors and approved by the stockholders in 1992. Originally, the stockholders authorized the issuance of 3,750,000 shares of Common Stock of the Company (adjusted for the 3-for-2 stock split) under the 1992 plan. Since the 1992 Plan was adopted, the Company has used equity incentives to attract, retain and properly motivate key employees. Although sufficient shares remain available to permit the Company to award grants currently projected through 1995, the Board has adopted the amendments to the 1992 Plan to meet projected needs in 1996 and thereafter and to respond to changes in the federal tax laws. The amendment to increase the number of shares of Common Stock that may be issued under the 1992 Plan will become effective upon stockholder approval.

     Increase in Number of Shares Subject to the 1992 Plan. Under the amendment, the total number of shares of Restricted Common Stock, Performance Share Awards and options that may be granted pursuant to the 1992 Plan, exclusive of shares related to previous grants, would be increased by 2,800,000.

     Maximum Number of Options. Under the amendment, a limitation of 500,000 would be placed on the number of options and a limitation of 200,000 would be placed on the number of shares of Restricted Stock and Performance Share Awards that could be issued to any participant in any year.

     Tandem Grants of Options and Performance Units. Under the amendment, the 1992 Plan would permit the issuance of options to certain participants (other than executive officers) in tandem with performance unit awards payable in cash, whereby a participant, at the end of the performance unit cycle, would have the right either (i) to exercise and receive the cash value of the performance unit, which would result in cancellation of the related option (subject to the proviso that a participant who subsequent to the grant had become an executive officer could not exercise the performance unit), or (ii) to retain the option, which would result in cancellation of the related performance unit.

GENERAL DESCRIPTION OF THE 1992 PLAN.

     Purpose. The 1992 Plan permits the granting of stock options, Restricted Common Stock or Performance Share Awards (or a combination thereof) to key employees and directors of the Company. The purpose of the 1992 Plan is to promote the long-term success of the Company and the creation of incremental stockholder value by (a) encouraging non-employee directors and key employees to focus on long-range objectives, (b) encouraging the attraction and retention of non-employee directors and key employees with exceptional qualifications, and
(c) linking the interests of non-employee directors and key employees directly to stockholder interests.

     Eligibility to Receive Awards. Key employees of the Company and its subsidiaries, including directors who are also employees, are eligible for awards under the 1992 Plan. Non-employee directors are eligible for an annual grant of a nonqualified statutory option each year. Approximately 404 persons are currently recipients of awards under the 1992 Plan.

     Types of Awards. Awards under the 1992 Plan may take the form of Restricted Common Stock, Performance Share Awards and options to acquire common stock of the Company. Options in turn may include nonqualified stock options ("NSOs") and incentive stock options ("ISOs") intended to qualify for special tax treatment. Any award under the 1992 Plan may include one of these elements or a combination of several elements except that non-employee directors will only be eligible to receive NSOs. No payment is required upon the grant of any award, except that the recipient of Restricted Common Stock must pay the par value thereof. Upon exercise of an option, the optionee must pay the exercise price thereof to the Company. On March 11, 1994, the fair market value of the Company's Common Stock was $28.375.

     The total number of shares of Restricted Common Stock, Performance Share Awards and options that may be granted under the 1992 Plan, amended as proposed, exclusive of previous grants, will be limited to 3,109,890 (subject to antidilution provisions), determined as of March 11, 1994. If any Restricted Common Stock, Performance Share Awards or options are forfeited, or if any Performance Share Awards terminate for any other reason without the associated common shares being issued, or if options terminate for any other reason prior to exercise, then they again become available for awards.

     Administration, Amendment and Termination. The 1992 Plan is administered by the Committee. The Committee, upon advice of the Company's executive management, selects the key employees who will receive awards; determines the amount, vesting requirements, performance criteria, if any, and other conditions of each award; interprets the provisions of the 1992 Plan; and makes all other decisions regarding the operation of the 1992 Plan. The grant of NSOs to non-employee directors is made annually, and the Committee has no discretion with respect to those awards.

     The 1992 Plan will remain in effect until it is discontinued by the Board of Directors. ISOs may be granted under the 1992 Plan only within 10 years from date of adoption of the 1992 Plan. The Committee may amend or terminate the 1992 Plan at any time and for any reason; provided, however, that any amendment of the Plan shall be subject to the approval of the Company's stockholders to the extent required by applicable laws, regulations or rules.

     Grants of Options to Non-Employee Directors. Under the 1992 Plan, each non-employee director receives an annual grant of an option on 1,000 shares of Common Stock. This grant is made on and as of May 15 of each year, and if May 15 is not a business day, then the grant is made on and as of the next succeeding business day. The exercise price is the fair market value of Common Stock on the date of each annual grant, and options generally must be exercised while the optionee is a director. (For purposes of the 1992 Plan, "fair market value" is defined as the closing price of a share of Common Stock as reported by the

New York Stock Exchange Composite Transactions Index for date of grant or award, as the case may be.) Options so granted to non-employee directors will otherwise be subject to all the terms and conditions of the 1992 Plan.

     Restricted Common Stock and Performance Share Awards. Restricted Common Stock has the same voting and dividend rights as Common Stock, but is subject to forfeiture in the event that the applicable vesting conditions are not satisfied. It is nontransferable prior to vesting.

     A Performance Share Award is an obligation of the Company to issue and deliver in the future one share of Common Stock in the event that the applicable issuance conditions are satisfied. Performance Share Awards are nontransferable, and the recipient has no voting or dividend rights until such time as the associated shares of Common Stock are issued, at which time the recipient will have the same voting, dividend and other rights as the Company's other stockholders.

     When granting an award, the Committee determines the number of Performance Share Awards or shares of Restricted Common Stock to be included in the award as well as the vesting or issuance conditions. The vesting or issuance conditions may be based on the employee's service, his or her individual performance, the Company's performance or other appropriate criteria. Vesting or issuance may be accelerated in the event of the employee's death, disability or retirement or in the event of a change in control, as defined below. The Committee may permit the recipient of Restricted Common Stock or Performance Share Awards to satisfy tax withholding requirements relating to the awards with Common Stock rather than cash.

     Terms of Stock Options. The exercise price of an option must be equal to or greater than the fair market value of Common Stock on the date of grant. Similarly, the exercise price of NSOs granted to non-employee directors shall be equal to the fair market value of Common Stock on the date of grant. The term of an ISO cannot exceed 10 years, and all options are nontransferable prior to the optionee's death.

     Vesting conditions are established by the Committee at the time an option is granted. Vesting may be accelerated in the event of the optionee's death, disability or retirement or in the event of a change in control, as defined below. The Committee may also impose forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions on shares issued under the 1992 Plan.

     Concurrently with the grant of any options to an employee, the Committee may authorize the grant of replacement options. A replacement option is an option that is granted when an optionee uses Common Stock held, or to be acquired, by the optionee to exercise an option and/or to satisfy tax withholding requirements incident to the exercise of an option. The Committee may establish such other terms and conditions for replacement options as it deems appropriate.

     Payment of Option Price. The exercise price of an option may be paid in cash or, at the discretion of the Committee, by the surrender of shares of Common Stock or Restricted Common Stock already owned by the optionee. The Committee may also permit an optionee to pay the exercise price of an option by giving "exercise/sale" directions. If exercise/sale directions are given, a sufficient number of option shares to pay the exercise price and any withholding taxes are issued directly to Schwab which, in turn, sells these shares in the open market. Schwab remits to the Company the proceeds from the sale of these shares, and the optionee receives the remaining option shares. The Committee may also permit optionees to satisfy their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the Company.

     Change in Control. For the purposes of the 1992 Plan, the term "change in control" means, after the effective date of the 1992 Plan, (1) any change in control which would have to be disclosed in the Company's next proxy statement under the rules of the Securities and Exchange Commission, (2) any person's becoming the beneficial owner, directly or indirectly, of at least 20% of the combined voting power of the Company's outstanding securities, except by reason of a repurchase by the Company of its own securities, or (3) a change in the composition of the Board of Directors as a result of which fewer than two-thirds of the incumbent directors are directors who either had been directors of the Company 24 months earlier or were elected or nominated with the approval of at least a majority of the directors who had been directors of the Company 24 months earlier and who were still in office at the time of the election or nomination.

OUTSTANDING OPTIONS

     The following table sets forth the number of shares with respect to which options are outstanding under the Plan for the following individuals as of March 11, 1994:

                                                     NUMBER OF OPTIONS     RESTRICTED SHARES OF
                                                    RECEIVED UNDER THE         COMMON STOCK
                           NAME                     PLAN AS OF 3/11/94    AWARDED AS OF 3/11/94
        ------------------------------------------  -------------------   ----------------------
        Charles R. Schwab.........................         337,500                     0
        Lawrence J. Stupski.......................         237,375                     0
        David S. Pottruck.........................         318,000                     0
        Ronald W. Readmond........................         168,000                     0
        A. John Gambs.............................         204,000                     0
        All current executive officers............       1,987,125                   300
        All current directors who are not
          executive officers......................          18,000                     0
        Nancy H. Bechtle..........................           1,500                     0
        C. Preston Butcher........................           3,000                     0
        Donald G. Fisher..........................           3,000                     0
        Anthony M. Frank..........................           1,500                     0
        James R. Harvey...........................           3,000                     0
        Stephen T. McLin..........................           3,000                     0
        Roger O. Walther..........................           3,000                     0
        All employees, other than executive
          officers................................       1,311,413                25,600

FEDERAL TAX CONSEQUENCES

     Under current federal income tax laws, the federal income tax consequences of awards under the Plan can be summarized as follows:

     Options. At the time the options are granted, the award of stock options will have no federal income tax consequences to the Company or the optionee.

     With respect to NSOs, upon exercise of the option, the optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the optioned shares at the time of exercise over the exercise price. Such ordinary income will be subject to withholding tax, and the amount of ordinary income recognized by the optionee generally will be deductible for tax purposes by the Company in the same year that the income is recognized by the optionee. Upon any subsequent disposition of the shares, any additional gain or loss recognized by the holder generally will be capital gain or loss.

     In contrast, the exercise of ISOs will not result in any regular taxable income to the optionee at that time; nor will the Company be entitled to any deduction. However, the excess of the fair market value of the optioned shares at the time of exercise over the exercise price will be an item of tax preference for purposes of computing alternative minimum taxable income. If the optionee holds the optioned shares after exercise for the requisite statutory period, the difference between the sales proceeds and the exercise price generally will be taxed as capital gain or loss. If the optionee fails to hold the shares for the requisite statutory period, the optionee generally will recognize ordinary income at the time of such early disposition in an amount equal to the excess of the fair market value of the shares at exercise (or if less, the sales proceeds) over the exercise price, and the Company generally will be entitled to a deduction in that same amount. Any additional gain on the disposition generally will be taxed as capital gain.

     Restricted Common Stock. Unless the recipient of a Restricted Common Stock award elects to be taxed at the time of the issuance, there will be no federal income tax consequences to the recipient or to the Company for as long as the shares are subject to vesting restrictions. If and when such shares become vested, the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on such date over any amount paid for the shares. Such income will be subject to withholding tax at that time. The Company generally will be entitled to a corresponding deduction in the same amount that the recipient recognizes as income, except to the extent that the amount of such income, when added to certain other compensation paid by the Company to any individual who is a named executive officer at the end of the fiscal year, exceeds $1,000,000. Upon any subsequent disposition of the shares, any additional gain or loss recognized by the holder generally will be capital gain or loss. To date, no shares of Restricted Common Stock have been issued to named executive officers under the 1992 Plan.

     Performance Share Awards. The grant of Performance Share Awards will have no federal income tax consequences to the Company or the recipient at the time of the grant. When any Common Stock is delivered to a recipient pursuant to the terms of the Performance Share Award, the recipient generally will recognize as ordinary income the excess of the fair market value of the shares over any amount paid therefor. Such income will be subject to withholding tax at the time, and the Company generally will be entitled to a corresponding deduction in the same amount that the recipient recognizes as income, except to the extent that the amount of such income, when added to certain other compensation paid by the Company to any individual who is a named executive officer at the end of the fiscal year, exceeds $1,000,000. Upon any subsequent disposition of the shares, any additional gain or loss recognized by the holder generally will be capital gain or loss. To date, no Performance Share Awards have been granted under the 1992 Plan.

                               NEW PLAN BENEFITS

     The following table identifies the amounts that were payable under the Annual Executive Bonus Plan for 1993, the compensation expense accruals that have been made pursuant to LTIP for the fiscal year ending December 31, 1993, and the number of options granted under the 1992 Stock Incentive Plan during 1993:

                                                 ANNUAL                                       1992 STOCK
                                               EXECUTIVE               LONG-TERM               INCENTIVE
                                               BONUS PLAN              INCENTIVE                 PLAN
                                                 (2)(3)                 PLAN(2)               -----------
                                              ------------     --------------------------       OPTIONS
                                              DOLLAR VALUE     DOLLAR VALUE     NUMBER OF     GRANTED IN
             NAME AND POSITION                    ($)              ($)            UNITS        1993 (#)
- --------------------------------------------  ------------     ------------     ---------     -----------
Charles R. Schwab...........................    $1,179,921              N/A           N/A             0
Chairman and Chief Executive Officer (1)
Lawrence J. Stupski.........................      $938,802         $758,924        67,400             0
Vice Chairman
David S. Pottruck...........................      $846,462         $472,920        42,000             0
President and Chief Operating Officer
Ronald W. Readmond..........................      $513,000         $315,280        28,000             0
Senior Executive Vice President
A. John Gambs...............................      $389,030         $315,280        28,000             0
Executive Vice President and Chief Financial
  Officer
All current executive officers..............    $5,358,446       $2,965,884       263,400       275,250
All current directors who are not executive
  officers..................................           N/A              N/A           N/A         9,000
All current employees, other than executive
  officers..................................           N/A      $13,383,066     1,224,560       329,962

- ---------------

(1) Mr. Schwab does not participate in LTIP.

(2) Non-employee directors are not eligible to participate in the Annual Executive Bonus Plan or in LTIP.

(3) Only executive officers are eligible to participate in the Annual Executive Bonus Plan. On March 31, 1994, the base salaries of Messrs. Schwab, Stupski, Pottruck, Readmond and Gambs were $800,000; $650,000; $695,000; $416,000;
    and $370,000, respectively. No other executive officer had a base salary higher than Mr. Schwab.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 11, 1994 by each person who is known by the Company to own beneficially more than 5% of the Common Stock, each executive officer named in the Summary Compensation Table, each of the Company's directors and each nominee for election as a director, and all directors and executive officers of the Company as a group.

                                                         NUMBER OF SHARES      PERCENT OF
                                                         OF BENEFICIALLY      OUTSTANDING
                NAME OF BENEFICIAL OWNER (1)                 OWNED(2)         COMMON STOCK
      -------------------------------------------------  ----------------     ------------
      Charles R. Schwab (3)............................     13,942,613            24.3%
      Charles Schwab Profit Sharing and Employee Stock
        Ownership Plan (4).............................      6,212,425            10.9%
        +A. John Gambs (5).............................
        +Robert W. Clegg (5)...........................
        +Evelyn S. Dilsaver (5)........................
        +Thomas N. Lawrie (5)..........................
        +Thomas W. Matchett, Jr. (5)...................
        +Mary G. Stuard (5)............................
      Lawrence J. Stupski (6)..........................      1,914,075             3.3%
      David S. Pottruck (7)............................        932,264             1.6%
      Nancy H. Bechtle (8).............................         25,500               *
      C. Preston Butcher (9)...........................         63,750               *
      Donald G. Fisher (10)............................         97,250               *
      Anthony M. Frank (11)............................        150,266               *
      James R. Harvey (12).............................         55,500               *
      Stephen T. McLin (13)............................         30,119               *
      Roger O. Walther (14)............................         17,062               *
      Ronald W. Readmond (15)..........................        281,648               *
      A. John Gambs (16)...............................        293,298               *
      All executive officers and directors as a group
        (20 persons) (17)..............................     24,202,857            41.5%

- ---------------

  *  Less than 1%.

  + Members of the Administrative Committee for the Profit Sharing Plan. For information regarding shares beneficially owned by such persons, see Note 5 below.
 (1) All information with respect to beneficial ownership of the shares is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission (the "SEC") or information provided by such beneficial owners to the Company. Except as otherwise indicated in the notes to this table, the address of each beneficial owner of more than 5% of the Common Stock is c/o The Charles Schwab Corporation, 101 Montgomery Street, San Francisco, California 94104.

 (2) The persons named in the table have sole voting and investment power (or voting and investment power shared with a spouse) with respect to all shares of Common Stock shown as beneficially owned by them, subject to the information contained in the notes to this table. Shares issuable upon exercise of options to acquire Common Stock that are exercisable within 60 days of March 11, 1994 are treated as beneficially owned in the table.

 (3) This amount includes 78,981 shares, held by the Trustee of the Profit Sharing Plan and allocated to Mr. Schwab's individual ESOP account, as to which Mr. Schwab has sole voting power; 84,375 shares that Mr. Schwab has the right to acquire upon exercise of options granted under the 1992 Plan; 546,500 shares held by The Charles and Helen Schwab Foundation, a nonprofit public benefit corporation, as to which Mr. Schwab and his wife, as two of three directors, have shared voting and investment power but disclaim beneficial ownership; 240,000 shares held by The Charles and Helen Schwab Family Foundation, a nonprofit public benefit corporation as to which Mr. Schwab and his wife, as two of three directors, have shared voting and investment power, but disclaim beneficial ownership; 1,500,000 shares held by Mr. Schwab and his wife as trustees of the Charles and Helen Schwab Living Trust; 224 shares held by Mr. Schwab as custodian for his children; and 1,350 shares held by Mr. Schwab as trustee of the Schwab Inter-Vivos Trust with respect to which he disclaims beneficial ownership. This amount does not include 2,276,739 shares held by Mr. Schwab's brother-in-law, Joseph I. O'Neill, III, under the will of Catherine C. O'Neill, FBO Helen O'Neill Schwab, Mr. Schwab's wife; 1,125 shares held by Joseph I. O'Neill, III, as trustee of The Michael Bray Schwab 1991 Trust FBO Michael Bray Schwab, Mr. Schwab's minor son; nor 1,125 shares held by Joseph I. O'Neill, III, as trustee of The Catherine Eaton Schwab 1991 Trust FBO Catherine Eaton Schwab, Mr. Schwab's minor daughter.

 (4) The Trustee of the Profit Sharing Plan is The Charles Schwab Trust Company, 120 Kearny Street, San Francisco, CA 94104 and the purchasing agent of the Profit Sharing Plan is Bankers Trust Company of California, N.A., 400 S. Hope Street, Los Angeles, CA 90071. The shares held by the Trustee of the Profit Sharing Plan include an aggregate of 5,310,789 shares which, as of March 11, 1994, had been allocated to the accounts of individual ESOP participants or held for the benefit of Profit Sharing Plan participants, including officers of the Company, in the non-ESOP components of the Profit Sharing Plan, and which are voted at the direction of such participants. The purchasing agent has sole voting power with respect to 901,636 of the shares held by the Trustee that have not yet been allocated to the accounts of individual ESOP participants. The purchasing agent intends to vote all shares under its control in a specified manner. See "Voting." The 901,636 unallocated shares held by the Trustee of the Profit Sharing Plan, and the voting rights attributable to those shares, will be allocated to the accounts of individual ESOP participants in the future.

 (5) Mr. Gambs, Mr. Clegg, Ms. Dilsaver, Mr. Lawrie, Mr. Matchett, and Ms. Stuard are officers of the Company or one of its subsidiaries and members of the Profit Sharing Plan Administrative Committee. As such, they have shared investment power with respect to all of the 6,212,425 shares held by the Trustee of the Profit Sharing Plan. For information with respect to shares held by Mr. Gambs, see Note 16 below. Mr. Clegg, Ms. Dilsaver, Mr. Lawrie, Mr. Matchett and Ms. Stuard each also have sole voting power with respect to the 11,708; 1,518; 1,187; 73 and 10,219 shares, respectively, held by the Trustee of the Profit Sharing Plan and allocated to their individual ESOP accounts or otherwise held for their benefit in the non-ESOP components of the Profit Sharing Plan. Mr. Clegg also owns 4,800 shares directly and has the right to acquire 40,125 shares upon exercise of options granted under the 1987 Stock

     Option Plan and the 1992 Plan. Ms. Dilsaver also owns 601 shares directly and has the right to acquire 4,687 shares upon exercise of options granted under the 1992 Plan. Mr. Lawrie also owns 753 shares directly and has the right to acquire 4,687 shares upon exercise of options granted under the 1992 Plan. Mr. Matchett also owns 300 shares directly and has the right to acquire 1,500 shares upon exercise of options granted under the 1992 Plan. Ms. Stuard also owns 11,887 shares directly and has the right to acquire 11,625 shares upon exercise of options granted under the 1987 Stock Option Plan and the 1992 Plan. As a result, the members of the Administrative Committee are deemed to be the beneficial owners of outstanding Common Stock, as follows: Mr. Gambs -- 11.3%; Mr. Clegg -- 10.9%; Ms. Dilsaver -- 10.9%; Mr. Lawrie -- 10.9%, Mr. Matchett -- 10.9%; and Ms. Stuard -- 10.9%.

 (6) This amount includes 35,650 shares held by the Trustee of the Profit Sharing Plan and allocated to Mr. Stupski's individual ESOP account, as to which Mr. Stupski has sole voting power.

 (7) This amount includes 49,751 shares held by the Trustee of the Profit Sharing Plan and allocated to Mr. Pottruck's individual ESOP account or held for his benefit in the non-ESOP components of the Profit Sharing Plan; 192,000 shares that Mr. Pottruck has the right to acquire upon exercise of options granted under the Company's 1987 Stock Option Plan and the 1992 Plan; 3,375 shares held by Mr. Pottruck as custodian for his children; 10,000 shares held by Mr. Pottruck as trustee of the Garry Pottruck Grantor Retained Annuity Trust; 10,000 shares held by Mr. Pottruck as trustee of the Jeffrey Pottruck Grantor Retained Annuity Trust; 10,000 shares held by Mr. Pottruck as trustee of the Roy Pottruck Grantor Retained Annuity Trust; 6,000 shares held by The David S. Pottruck Foundation, a nonprofit public benefit corporation as to which Mr. Pottruck, as sole director, has voting and investment power, but disclaims beneficial ownership; and 10,487 shares held by Mr. Pottruck's parents, Leonard and Thelma Pottruck, 450 shares held by his father, and 2,625 shares held by his brother Jeffrey Pottruck, as to each of which he shares investment power but disclaims beneficial ownership.

 (8) This amount includes 24,000 shares that Ms. Bechtle has the right to acquire upon exercise of options granted under the Company's 1987 Stock Option Plan and the 1992 Plan.

 (9) This amount includes 36,750 shares held by Mr. Butcher and his wife, Carolyn F. Butcher, as joint tenants, 25,500 shares that Mr. Butcher has the right to acquire upon exercise of options granted under the Company's 1987 Stock Option Plan and the 1992 Plan, and 1,500 shares held by Mrs. Butcher as her separate property.

(10) This amount includes 69,500 shares held by Mr. Fisher and his wife, Doris
     F. Fisher, as trustees of the Donald G. Fisher 1991 Charitable Remainder Trust No. 1 and 25,500 shares that Mr. Fisher has the right to acquire upon exercise of options granted under the Company's 1987 Stock Option Plan and the 1992 Plan.

(11) This amount includes 16,766 shares held by Mr. Frank's daughter, Tracy Frank, as to which he shares investment power but disclaims beneficial ownership, and 36,000 shares that Mr. Frank has the right to acquire upon exercise of options granted under the Company's Executive Officer Stock Option Plan (1987), the 1987 Stock Option Plan and the 1992 Plan.

(12) This amount includes 30,000 shares held by Mr. Harvey and his wife, Charlene C. Harvey, as trustees of the Harvey Family Trust, and 25,500 shares that Mr. Harvey has the right to acquire upon exercise of options granted under the Company's 1987 Stock Option Plan and the 1992 Plan.

(13) This amount includes 4,619 shares held under the Company's Dividend Reinvestment and Stock Purchase Plan, and 25,500 shares that Mr. McLin has the right to acquire upon exercise of options granted under the Company's 1987 Stock Option Plan and the 1992 Plan.

(14) This amount includes 35 shares held for Mr. Walther and 26 shares held for the Roger O. Walther SP Trust under the Company's Dividend Reinvestment and Stock Purchase Plan, 5,199 shares held by Mr. Walther as trustee of the Roger O. Walther SP Trust, and 10,500 shares that Mr. Walther has the right to acquire upon exercise of options granted under the Company's 1987 Stock Option Plan and the 1992 Plan.

(15) This amount includes 3,398 shares held by the Trustee of the Profit Sharing Plan and allocated to Mr. Readmond's individual ESOP account, and 278,250 shares that Mr. Readmond has the right to acquire upon exercise of options granted under the Company's Executive Officer Stock Option Plan (1987), the 1987 Stock Option Plan, and the 1992 Plan.

(16) This amount includes 6,048 shares held by the Trustee of the Profit Sharing Plan and allocated to Mr. Gambs' individual ESOP account, and 287,250 shares that Mr. Gambs has the right to acquire upon exercise of options granted under the Company's Executive Officer Stock Option Plan (1987), the 1987 Stock Option Plan and the 1992 Plan.

(17) Messrs. Schwab, Stupski, Pottruck, Butcher, Fisher, Frank, Harvey, McLin, Walther, Readmond and Gambs and Ms. Bechtle are members of the group and their beneficially owned shares, including the 6,212,425 shares held by the Trustee of the Profit Sharing Plan, are included in the total number of shares shown on this line. The total number of shares shown on this line also includes an aggregate of 281,288 shares that eight other executive officers of the Company have the right to acquire upon exercise of options granted under the Company's stock option plans. As of March 11, 1994, an aggregate of 226,668 shares held by the Trustee of the Profit Sharing Plan had been allocated to the individual ESOP accounts or held for the benefit of the executive officers as a group in the non-ESOP components of the Profit Sharing Plan.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)"), as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent stockholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     During 1993, John P. Coghlan, an executive officer of the Company, inadvertently failed to file with the SEC on a timely basis one required report of transactions in the Company's Common Stock relating to intra-plan transfers in the non-ESOP components of the Profit Sharing Plan. As a consequence of changes in the allocation of their accounts among the various investment options available under the Profit Sharing Plan, the beneficial interests of Mr. Coghlan and his wife, Patricia Coghlan, increased by 1 share and 145 shares of Common Stock of the Company, respectively.

                             EXECUTIVE COMPENSATION

     The following table shows specific compensation information for the Company's Chief Executive Officer and the next four most highly compensated executive officers for fiscal years ending December 31, 1993, 1992 and 1991.
                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                    ANNUAL COMPENSATION     -------------    ALL OTHER
                                                  -----------------------       STOCK       COMPENSATION
       NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)(1)   OPTIONS(#)(2)    ($)(3)(4)
- -----------------------------------------  ----   ---------   -----------   -------------   ------------
Charles R. Schwab,                         1993    $690,012   $2,500,225           -0-         $23,861
Chairman and Chief Executive Officer       1992    $665,632   $2,500,525       337,500         $20,438
                                           1991    $640,000   $2,500,485           -0-         $22,132
Lawrence J. Stupski,                       1993    $610,008     $939,027           -0-         $23,861
Vice Chairman                              1992    $587,295     $840,946       316,500         $20,438
                                           1991    $560,000   $1,213,686           -0-         $22,732
David S. Pottruck,                         1993    $550,008     $846,687           -0-         $23,861
President and Chief Operating Officer      1992    $476,881     $626,595       318,000         $20,135
                                           1991    $410,000     $738,048           -0-         $22,077
Ronald W. Readmond,                        1993    $400,008     $513,225           -0-         $23,861
Senior Executive Vice President            1992    $352,087     $392,232       168,000         $19,528
                                           1991    $258,083     $615,490           -0-         $21,448
A. John Gambs,                             1993    $350,004     $389,255           -0-         $23,861
Executive Vice President and Chief         1992    $310,629     $321,561       204,000         $19,604
Financial Officer                          1991    $275,000     $428,915           -0-         $21,922


- ---------------

(1) Includes, with respect to Mr. Schwab, amounts paid pursuant to his Employment Agreement with the Company dated March 31, 1987 ("Employment Agreement"). See "Employment Agreement and Name Assignment."

(2) Share figures are adjusted to reflect a three-for-two split of the Common Stock effected in the form of a 50 percent stock dividend in 1993.

(3) Represents employer contributions to the Profit Sharing Plan for 1993 in the amount of $23,861 for the benefit of each of Messrs. Schwab, Stupski, Pottruck, Readmond and Gambs.

(4) The disclosure rules of the Securities and Exchange Commission provide for disclosure of compensation relating to long-term incentive plans ("LTIPs") only when LTIP compensation awards are made and when they are paid out. There were no awards or payouts of LTIP compensation during 1993 for the named executives; however, compensation expense accruals were made with respect to previous grants under Schwab's LTIP. The New Plan Benefits table, above, sets forth the increase in value during 1993 for LTIP units held by the named executives. In the Company's proxy statement dated April 7, 1992, the expense accruals made pursuant to the LTIP with respect to 1991 performance were included in the cash compensation table. Actual payouts under the LTIP will vary based upon the Company's cumulative pre-tax income as defined in the plan over the four-year period ending December 31, 1994.

                              STOCK OPTION TABLES

     There were no options granted to the individuals named in the Summary Compensation Table above during the fiscal year ended December 31, 1993.

     The following table shows information concerning the value of unexercised stock options held by the individuals named in the Summary Compensation Table above as of December 31, 1993.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                        NUMBER OF        VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS
                                                                       AT 12/31/93          AT 12/31/93(2)
                                         SHARES                    -------------------   --------------------
                                       ACQUIRED ON      VALUE          EXERCISABLE           EXERCISABLE
                NAME                    EXERCISE     REALIZED(1)      UNEXERCISABLE         UNEXERCISABLE
- -------------------------------------  -----------   -----------   -------------------   --------------------
Charles R. Schwab....................         --              --          84,375              $1,627,734
                                                                         253,125              $4,883,203
Lawrence J. Stupski..................     79,125     $ 1,842,953               0                       0
                                                                         237,375              $4,579,359
David S. Pottruck....................         --              --         192,000              $4,832,125
                                                                         238,500              $4,601,063
Ronald W. Readmond...................         --              --         278,250              $6,870,719
                                                                         126,000              $2,430,750
A. John Gambs........................         --              --         287,250              $7,875,594
                                                                         153,000              $2,951,625

- ---------------

(1) The amount in this column reflects the difference between the average of the high and low market prices on the date of exercise and the option exercise price and may not represent amounts actually realized by the named individual.

(2) The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the December 31, 1993 closing price of $32.375 per share of the Company's common stock as reported on the New York Stock Exchange Composite Transactions Index.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Company's Board of Directors is comprised of three directors who are not employees of the Company or of any of its subsidiaries and has overall responsibility for the Company's executive compensation policies and practices. The Committee determines the Chairman's compensation and, upon recommendation of the Chairman and the Vice Chairman, reviews and approves all executive officers' compensation, including salary, payments under the annual executive bonus plans, awards under long-term cash incentive plans and awards under stock option and stock incentive plans. The Committee has provided the following report on the Chairman's compensation, the compensation policies of the Company as they apply to its executive officers and the relationship of Company performance to executive compensation.

COMPENSATION POLICIES

     The Company's compensation policies are designed to address a number of objectives, including to reward financial performance and to motivate executive officers to achieve significant returns for stockholders. The Company's policies rely on two principles. First, a significant portion of executive officers' total compensation should be in the form of stock and stock-based incentives. Second, a large portion of their cash compensation should depend upon meeting stated financial objectives. The Committee believes that compensation paid to executive officers generally should qualify for deduction under Section 162(m) of the Internal Revenue Code ("Code"). To comply with the requirements of the Code, the Committee recommended to the Board of Directors that the Annual Executive Bonus Plan, the LTIP, as amended, and certain amendments to the 1992 Stock Incentive Plan be presented to the stockholders for approval. Nevertheless, because the Committee also believes that it is important to compensate executive officers for individual performance, the Committee intends in appropriate circumstances to grant awards under the plans or to authorize payment of compensation that does not qualify for deduction under Section 162(m).

THE IMPORTANCE OF OWNERSHIP

     A fundamental tenet of the Company's compensation policy is that significant equity participation creates a vital long-term partnership between management/owners and other stockholders. Through the Profit Sharing Plan and various stock incentive plans, the benefits of equity ownership are extended to executive officers and employees of the Company and its subsidiaries. As of March 11, 1994, the directors of the Company and executive officers and other senior officers of the Company and its subsidiaries owned an aggregate of 17,333,624 shares, and had the right to acquire an additional 1,734,620 shares upon the exercise of employee stock options which were exercisable on March 11, 1994 or within sixty days thereafter. In addition, the Profit Sharing Plan held 6,212,425 shares. These interests, exclusive of outstanding options, represent in the aggregate 41% of the outstanding capital stock of the Company. The Company intends to continue its strategy of encouraging its employees to become stockholders.

     The chart which follows this report compares changes in the Company's cumulative total returns with those of the S&P 500 Index and the Dow Jones Securities Brokers Industry Group Index. From December 31, 1988 through December 31, 1993, the cumulative total return of the Company's stock was 1,024 percent. By comparison, in the same period the S&P 500 Index grew 97 percent and the Dow Jones Securities Brokers Industry Group Index grew 196 percent. The Committee believes that the executive officers' equity participation in the Company is a meaningful factor contributing to the Company's success.

COMPANY PERFORMANCE OBJECTIVES

     The Company has established three corporate performance objectives, based on net revenue growth, after-tax profit margins and return on stockholders' equity ("ROE"), which determine the size of payments under the Company's variable compensation plans. The Company's performance objectives are to achieve over the long-term 20 percent annual net revenue growth, 10 percent after-tax profit margin and 20 percent ROE.

     The Company's success in achieving these performance objectives is not only dependent upon effective management, but is also influenced by a broad range of factors, including competition, market growth, trading levels, industry trends and economic conditions. To achieve, on average, 20 percent annual growth in net revenue, the Company must focus on its customers, their needs and expectations, and deliver innovative products and services that compete effectively in the marketplace. The Company believes that to maintain, on average, 10 percent after-tax profit margins, it must offer quality products and services and control expenses. Whether the Company is able to achieve, on average, 20 percent ROE depends in part on whether its executive officers are successful in the development and execution of strategic long-term investments.

VARIABLE COMPENSATION

     Annual Bonus Plans. The Annual Executive Bonus Plan, which was reviewed and approved by the Committee on March 1, 1994 and amended on March 24, 1994 and March 31, 1994, pays bonuses to executive officers based primarily on the Company's performance. If the Company's net revenue growth and profit margin objectives are achieved, the bonus plan is paid out at 100 percent of all participants' bonus targets. Targets are expressed as a percentage of base salary, and are based on each executive officer's role and responsibilities. To the extent the Company's actual performance varies from the objectives, bonus plan payments are adjusted upward, to a maximum of 200 percent of participants' targets, or downward. In general, a percentage change in after-tax profit margin from the stated goal will tend to have a greater impact on the determination of bonus payments than will a percentage change in the net revenue growth rate. In 1993, the Company achieved an after-tax profit margin of 12 percent versus its 10 percent goal and net revenue growth of 29 percent versus its goal of 20 percent. Accordingly, executive officers received bonuses in excess of 100 percent of their target bonus amounts.

     Mr. Schwab's payment under the Annual Executive Bonus Plan for 1993 was $1,179,921. This amount was determined, as with all executive officers, by applying the plan rate to Mr. Schwab's target bonus. In addition, under the terms of his Employment Agreement (see "Employment Agreement and Name Assignment"), Mr. Schwab received an additional bonus of $1,320,079. The Employment Agreement provides that the aggregate value of all cash bonuses paid to Mr. Schwab with respect to any fiscal year shall not exceed the lesser of $2.5 million or 4 percent of the pre-tax net income of the Company. Since 1991, the limit on Mr. Schwab's bonus payments has been $2.5 million, which has been a declining percentage of pre-tax net income of the Company.

     The Committee amended the Annual Executive Bonus Plan on March 24, 1994 to provide that payments under the plan in 1994 will be based solely on the Company's performance. The Committee also reduced by one half the individual targets of all executive officers other than the Chairman, Vice Chairman and President and adopted a new plan, the Annual Executive Individual Performance Plan, under which the Committee intends to pay discretionary bonuses to executive officers (other than the Chairman, Vice Chairman and President) based on their individual contribution to the attainment of the Company's performance objectives. Such payments will be determined by the Committee upon the recommendation of the Chairman, Vice Chairman and President. The amount available for payments under the new plan will be equal to 105% of the aggregate bonuses payable under the Annual Executive Bonus Plan to all executive officers other than the Chairman, Vice Chairman and President. Consequently, although individual bonuses under the plan may vary in recognition of individual achievements, executive officer bonuses in the aggregate under the plan are based on the Company's performance relative to its stated goals.

     The Committee recognizes that the payment of individual performance bonuses may not, in certain circumstances, qualify for deduction under Section 162(m) of the Code. The Committee nevertheless believes that, to properly motivate executive management, it is important to allocate bonuses based on individual achievements.

     Long-Term Incentive Plan. In 1991, the Compensation Committee adopted an LTIP which provides for a cash distribution equal to a percent, that varies based on the ROE level achieved, of cumulative pre-tax, pre-LTIP Company earnings for the four-year period ending December 31, 1994. The amounts accrued by the Company for 1993, determined on the basis of plan-to-date performance levels, with respect to anticipated LTIP payments for executive officers whose compensation is reported in the Summary Compensation Table, are set forth in the New Plan Benefits table above.

     Eligibility to participate in the LTIP is determined by the Committee upon the recommendation of the Chairman and the Vice Chairman. At Mr. Schwab's request, he does not participate in the LTIP and all of his long-term compensation, therefore, is received in the form of equity participation.

     The Committee has determined that, upon the expiration of LTIP on December 31, 1994, the Company will not adopt a renewed cash-based LTIP. Instead, the Committee, consistent with its policy, intends that the Company will rely solely on stock-based incentives to serve as a long-term incentive for its executive officers. Because executive officers provide the leadership, vision, long-term planning and growth initiatives needed to sustain the Company's financial success, the Committee determined that executive officer long-term compensation should consist exclusively of equity-based incentives. Certain employees below the level of executive management, in the future, may receive long-term incentive compensation in the form of additional stock options, or, in some cases, in the form of a combination of stock-based incentives and performance unit awards that would be payable in cash.

     The Committee also determined that it is in the best interests of the Company and its employees to amend LTIP to allow participants, including executive officers, to defer receipt of the amounts payable under LTIP which otherwise would be payable in 1995. Individuals who defer receipt of LTIP payments may receive at a designated time in the future the amount payable, increased by appropriate growth factors based on applicable interest rates, or an amount equal to the total return that would be derived from an investment of the amount deferred in the Schwab 1000 Fund(R), a registered investment company. Under certain Internal Revenue Service transition rules and proposed regulations addressing changes in the Code affecting deductibility of compensation paid to named executive officers, the Committee believes that future payouts from LTIP awards made to the named executive officers should not be subject to the limitations of Section 162(m). Consequently, the Committee believes the Company generally will be entitled to a corresponding deduction in the year in which the named executive officer recognizes income and in an amount equal to the LTIP payout. Credits on any deferral of LTIP may not qualify for deduction under
Section 162(m); however, the Company's deferral plan permits the Company to exercise discretion and withhold payment of any such amounts that would otherwise not qualify for deduction under Section 162(m) in the year in which it is first payable.

     1992 Stock Incentive Plan. In 1992, the Board of Directors approved a stock incentive plan (the "1992 Plan") which was approved by the stockholders of the Company at the 1992 Annual Meeting and became effective on May 8, 1992, and issued stock option grants to executive officers based on a review of data obtained from an independent consultant on levels of long-term compensation for executive officers of selected financial services companies and companies of comparable size, rates of growth, and financial returns. The companies which the Committee reviews include, but are not limited to, certain of the companies included in the Dow Jones Securities Brokerage Group Index. Companies outside the financial services industry that are included in the review generally possess financial growth and performance characteristics similar to those of the Company. The Committee believes it is necessary to include in its review companies other than those included in the Dow Jones Securities Brokerage Group Index because the Company frequently recruits employees from outside the financial services industry, depending upon the specific skills required for the position. In addition, the Company seeks employees who have experience in high growth companies and who demonstrate the entrepreneurial spirit that characterizes the Company's management style.

     Because the stock options granted in 1992 were intended to serve as a long-term incentive, no additional stock option grants were made to executive officers in 1993. However, stock option grants were made to certain executive officers who were hired or promoted into executive management during 1993.

     As discussed above, the Committee intends that, following the expiration of LTIP on December 31, 1994, stock-based incentives will be the sole long-term incentives payable to executive officers. Accordingly, the Committee has approved an amendment to the 1992 Plan that will, among other provisions, increase the number of shares available for grants under the 1992 Plan by an additional 2,800,000 shares, resulting in a total of 3,109,890 shares available for grant (exclusive of previous grants), determined as of March 11, 1994. The Committee understands that the increase in the number of shares available for grant will have a dilutive effect on earnings per share of the Company's Common Stock, but believes that any dilution is likely to be offset by improved performance derived from an effective incentive program. The Committee also believes that the increase in the number of shares available for grant under the 1992 Plan is necessary to provide a long-term incentive to other Company employees following the expiration of LTIP on December 31, 1994.

     The Committee believes that long-term compensation programs should not reward past service but should focus on future Company performance. For this reason, awards are calculated such that similarly situated officers have similar incentives. The Committee also has adopted a policy to grant infrequent and large stock option awards to executive officers rather than annual, smaller grants. The Committee believes that large, but infrequent awards provide a more powerful incentive to executive officers to achieve sustained growth over the long term.

ANNUAL BASE SALARY

     In addition to the variable compensation programs, executive officers receive an annual base salary. The Company believes that base salary is frequently a significant factor in attracting, motivating and retaining competent and skilled executive officers. The Committee reviews base salaries of executive officers annually and compares them to salary levels of selected financial services companies and other companies of comparable size, rates of growth, and financial returns. To maintain a competitive advantage, the Committee generally sets the base salary of its executive officers at or near the median of the levels paid by the other companies it reviews. The Committee reviews the same companies to assess both long-term incentives and annual cash compensation of executive officers. See discussion, 1992 Stock Incentive Plan, above.

     The Committee also reviews Mr. Schwab's base compensation annually. Under the terms of his Employment Agreement, Mr. Schwab receives a base salary which is adjusted upward as the Board deems appropriate, consistent with Mr. Schwab's position and performance and the Company's policies for compensating senior management generally. At December 31, 1993, Mr. Schwab's base salary was $690,012, which was above the median of companies reviewed and which was determined by the Committee in the same manner as for other executive officers of the Company.

     With respect to the impact of Section 162(m) of the Code, which disallows the deduction of certain compensation in excess of $1,000,000 to named executive officers, the Committee notes that the regulations are proposed but not yet in final form. While the Committee has reviewed its compensation policies with reference to the proposed regulations, it is possible that the regulations when issued in final form may embody substantive and material changes from those proposed. Accordingly, the Committee intends to assess the new regulations when they are issued in final form and make such adjustments as it deems appropriate. The Company and the Committee also will continue to evaluate the Company's compensation programs with a view to maintaining the proper balance between fixed and variable compensation, short-term and long-term incentives, and cash and stock-based incentive programs.

                                          Compensation Committee of the Board of
                                          Directors

                                          Roger O. Walther, Chairman
                                          C. Preston Butcher
                                          Stephen T. McLin

                               PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total returns for the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Dow Jones Securities Brokers Industry Group Index, each of which assumes an initial investment of $100 and reinvestment of dividends.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG
               THE CHARLES SCHWAB CORPORATION, S&P 500 INDEX AND
     DOW JONES SECURITIES BROKERAGE GROUP INDEX OVER FIVE YEAR PERIOD ENDED
                              DECEMBER 31, 1993**

                                                                   DOW JONES
                                     THE                          SECURITIES
      MEASUREMENT PERIOD          CHARLES SCHWAB    S&P 500        BROKERAGE
    (FISCAL YEAR COVERED)          CORPORATION       INDEX        GROUP INDEX
12/88                                      100             100             100
12/89                                      207             132             111
12/90                                      171             128             103
12/91                                      692             166             222
12/92                                      600             179             230
12/93                                     1124             197             296

 * Total return assumes reinvestment of dividends.

** Information presented as of the end of each fiscal year ended December 31.

                    EMPLOYMENT AGREEMENT AND NAME ASSIGNMENT

     As a condition to making the $150 million loan for the Company's leveraged acquisition of Schwab in March of 1987, the Company's senior bank lenders required that Mr. Schwab enter into an employment agreement with the Company and assign to the Company certain rights to use his name and likeness. The resulting Employment Agreement, which was ratified in March 1988 by the Company's non-employee directors, has an eight-year term expiring on March 31, 1995, and provides that Mr. Schwab will receive an annual base salary of not less than $450,000, subject to upward adjustment by the Company's Board of Directors and to be reviewed at least annually by the Board; will participate in all compensation and fringe benefit programs made available to other senior executives; and may participate in other fringe benefits and a supplemental cash bonus plan as approved by the Board in its discretion. The annual supplemental cash bonus may not exceed the lesser of $2.5 million or four percent of the pre-tax income of the Company computed on a consolidated basis. The compensation and other benefits may not be less than those being received by Mr. Schwab on March 31, 1987 (excluding compensation paid or accrued under Schwab's Long-Term Incentive Plans I and II, which were terminated in 1987) and also may not be less than those received during the term of the agreement by other persons rendering comparable services to the Company or Schwab.

     The Employment Agreement further provides that certain continuing compensation and benefits will be paid or provided to Mr. Schwab or his immediate family or estate in the event that his employment is terminated involuntarily, other than for cause, prior to March 31, 1995. For these purposes, "cause" is defined as a substantial breach of the express terms of the employment agreement or willful engaging by Mr. Schwab in gross misconduct materially and demonstrably injurious to the Company. Mr. Schwab's resignation following a material change, attempted or actually made without Mr. Schwab's consent, in his capacities or duties at Schwab or the Company is included in the definition of "involuntary termination." If the involuntary termination is for reasons other than death, disability or cause, Mr. Schwab will be entitled to receive, through the term of the agreement, all compensation and benefits to which he would have been entitled had he not been terminated, including his base salary and participation in all bonus, incentive and other compensation benefit plans for which he was or would have been eligible (subject to the minimums described in the preceding paragraph). If the involuntary termination is by reason of death or disability, compensation and benefits, other than base salary and health and other insurance, are to be paid only to the extent accrued through the date of termination, without reduction for any vesting requirement.

     The Company and Schwab also are parties to an Assignment and License agreement with Mr. Schwab (the "Name Assignment") that was approved in July 1987 by the Company's non-employee director. Pursuant to the Name Assignment, Mr. Schwab has assigned to the Company all service mark, trademark, and trade name rights in and to Mr. Schwab's name (and variations thereon) and likeness, subject to Mr. Schwab's perpetual, exclusive, irrevocable right to use his name and likeness for any activity other than the financial services business. In addition, Mr. Schwab will be entitled to use his likeness in the financial services business, beginning immediately after any termination of his employment for some purposes (specifically, the sale, distribution, broadcast and promotion of books, videotapes, lectures, radio programs and television programs, and also financial planning, provided in the case of financial planning only that it may not be in direct competition with any business in which the Company is then engaged or plans to enter within three months) and beginning two years after any termination of his employment for all other purposes, provided that Mr. Schwab may not use his likeness in a way that causes confusion as to whether the Company is involved with goods or services actually marketed by Mr. Schwab or by third parties unrelated to the Company. Subject to the same prohibition against actual confusion of customers, Mr. Schwab at all times will be able to use his own name to identify himself but not as a service mark, trademark or trade name in the financial services business. The "financial services business" is defined in the Name Assignment as the business in which Schwab is currently engaged and any additional and related businesses in which the Company or Schwab is permitted to engage under rules and regulations of applicable regulatory agencies. The Company's right to assign or license the right to use Mr. Schwab's name and likeness are severely constrained during Mr. Schwab's lifetime.

     No cash consideration is to be paid to Mr. Schwab for the Name Assignment while he is employed by the Company or, after that employment terminates, while he is receiving compensation pursuant to an employment agreement with the Company. Beginning when all such compensation ceases, and continuing for a period of 15 years, Mr. Schwab or his estate will receive three tenths of one percent (0.3%) of the aggregate net revenues of the Company (on a consolidated basis) and those of its unconsolidated assignees and licensees that use the name or likeness. These payments may not, however, exceed $2,000,000 per year, adjusted up or down to reflect changes from the cost of living prevailing in the San Francisco Bay Area during specified months in 1987, and they will terminate if the Company and its subsidiaries cease using the name and likeness.

                              CERTAIN TRANSACTIONS

     From time to time, the Company retains third party vendors and service providers to assist in planning, arranging, producing meetings and meeting consultation follow-up for retreats and conferences that the Company sponsors for its employees and customers. One such service provider is Pringle Associates, a company controlled by Mr. Stupski's spouse, Joyce Pringle. In 1993, the Company or Schwab retained Pringle Associates to provide such services and paid $96,499 in connection therewith.

     In December 1993, the Company made a contribution in the amount of $1,000,000 to The Charles Schwab Corporation Foundation (the "Foundation"). The Foundation is a California tax-exempt nonprofit public benefit corporation, of which Mr. Schwab is the sole director and president. The purpose of the Foundation is to engage in an active program of philanthropy, by making contributions to other charitable organizations, which will be selected in a manner to be determined by the Foundation's board of directors.

     Certain directors and executive officers maintain margin trading accounts with Schwab. Extensions of credit in such accounts were made in the ordinary course of Schwab's business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. To the extent any employees of the Company wish to purchase Common Stock in brokerage transactions, they ordinarily are required to do so through Schwab. Schwab offers its employees a 20% discount on its standard commission rates for all brokerage transactions.

            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has selected Deloitte & Touche as the Company's independent certified public accountants for the current fiscal year. Through its predecessor, Deloitte Haskins & Sells, Deloitte & Touche has served as the accountants for the Company or Schwab since 1976. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal submitted to be included in the proxy materials distributed by the Company in connection with the 1995 Annual Meeting of Stockholders must be received by the Company at its principal executive office no later than December 9, 1994.

                                            By Order of the Board of Directors

                                            MARY B. TEMPLETON
                                            Corporate Secretary

April 8, 1994
San Francisco, California

         DIRECTION TO PURCHASING AGENT, CHARLES SCHWAB PROFIT SHARING
                      AND EMPLOYEE STOCK OWNERSHIP PLAN

To:  Bankers Trust Company of California, N.A.

        I direct you as Purchasing Agent of the Charles Schwab Profit Sharing and Employee Stock Ownership Plan to vote (in person or by proxy) as I have indicated on the reverse side all shares of The Charles Schwab Corporation stock allocated to my ESOP account or in which I have a proportionate interest under my Profit Sharing and/or Salary Deferral 401(k) accounts at the Annual Meeting of Stockholders of The Charles Schwab Corporation on May 9, 1994. You may vote according to your discretion (or that of your proxy holder) on any matter that may properly come before the meeting.

                                        Your vote is important! Please sign and
                                        date on the reverse and return promptly
                                        in the enclosed postage-paid envelope
                                        to Bankers Trust Company, Box 1997
                                        G.P.O., New York, N.Y. 10116-1997 so
                                        that your shares can be represented at
                                        the meeting.

           (Continued and to be signed and dated on reverse side.)

(Continued from reverse side)

/X/  Please mark votes as in this example.

I have checked the appropriate boxes below. If I return this card without marking my specific choice in the boxes below, you will vote ''FOR'' the proposals. The Board of Directors recommends a vote ''FOR'' the following proposals.

1.  Election of Directors.

Nominees:  Charles R. Schwab, Lawrence J. Stupski, David S. Pottruck, Nancy H.
           Bechtle, C. Preston Butcher, Donald G. Fisher, Anthony M. Frank, James R. Harvey, Stephen T. McLin, and Roger O. Walther.

/ / FOR             / / WITHHELD             /  / FOR, except vote withheld
    all nominees        from all nominees         from the following nominee(s):

________________________________________________________________________________


2.  Approval of the Annual Executive Bonus Plan.

        / / FOR                 / / AGAINST             / / ABSTAIN

3. Approval of the Charles Schwab & Co., Inc. Long-Term Incentive Plan III, as amended.

        / / FOR                 / / AGAINST             / / ABSTAIN

4.  Approval of the amendments to the 1992 Stock Incentive Plan.

        / / FOR                 / / AGAINST             / / ABSTAIN


                      Dated ______________________,1994


                      _________________________________
                                  Signature


                 Please sign exactly as name appears hereon.

PROXY                                                                      PROXY
                        THE CHARLES SCHWAB CORPORATION

         This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 9, 1994

        The undersigned hereby appoints Charles R. Schwab and Lawrence J. Stupski, or either of them, proxies with full power of substitution in each, to represent and to vote, in accordance with the instructions set forth in this Proxy, the number of shares of common stock of The Charles Schwab Corporation set forth on the reverse side, which shares the undersigned has the power to vote at the Annual Meeting of Stockholders to be held on May 9, 1994 or at any adjournment thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

        THIS PROXY ALSO RELATES TO SHARES HELD UNDER THE CHARLES SCHWAB CORPORATION DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN.

        Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope or otherwise to P.O. Box 830, Chicago, IL 60690-9972 so that your shares can be represented at the meeting.

  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ///

This Proxy will be voted as directed. If no direction is made, it will be voted ''FOR'' the proposals set forth below. The Board of Directors recommends a vote ''FOR'' the proposals.

1.  Election of Directors--

    Nominees:  Charles R. Schwab, Lawrence J. Stupski, David S. Pottruck, Nancy
               H. Bechtle, C. Preston Butcher, Donald G. Fisher, Anthony M. Frank, James R. Harvey, Stephen T. McLin, and Roger O. Walther.

    / / FOR      / / WITHHOLD      / / FOR ALL (Except Nominee(s) written below)

                                   ____________________________________________

2.  Approval of the Annual Executive Bonus Plan.

    / / FOR      / / WITHHOLD      / / ABSTAIN

3. Approval of the Charles Schwab & Co., Inc. Long-Term Incentive Plan III, as amended.

    / / FOR      / / WITHHOLD      / / ABSTAIN

4.  Approval of the amendments to the 1992 Stock Incentive Plan.

    / / FOR      / / WITHHOLD      / / ABSTAIN


                 Dated: ______________________________, 1994

                 Signature(s) ______________________________

                 ___________________________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as a fiduciary or for an estate, trust, corporation or partnership, your title or capacity should be stated.

                       [BUSINESS REPLY U.S. POSTCARD]

                        ANNUAL MEETING TICKET REQUEST

DEAR STOCKHOLDER:

Please provide your name and address below or call (415) 627-7533, if you plan to attend the Annual Meeting in San Francisco on May 9, 1994, and an admission ticket will be sent to you.

________________________________________________________________________________
NAME

________________________________________________________________________________
ADDRESS

________________________________________________________________________________
CITY                                        STATE                         ZIP


To help us address your questions at the Annual Meeting, please write them in the space below and return this postcard back to us by April 30, 1994.

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

        [ LOGO ]

                                                                April 8, 1994

Dear Plan Participant:

        As an owner of The Charles Schwab Corporation (the ""Company'') through the Charles Schwab Profit Sharing and Employee Stock Ownership Plan (the ''Plan''), you have an interest in the Company's Annual Meeting of Stockholders to be held on May 9, 1994.

        You have the opportunity to direct the Plan Trustee's Purchasing Agent to vote the shares of common stock allocated to your ESOP account and/or in which you have a proportionate interest under your Profit Sharing and/or Salary Deferral 401(k) accounts (the ''Plan shares''). Enclosed are a Proxy Statement describing the proposals under consideration and a Direction to Purchasing Agent with respect to the voting of your Plan Shares. The Company's Board of Directors recommends that you vote ''FOR'' the proposals.

        Please complete, sign, and return the enclosed Direction to Purchasing Agent in the envelope provided. If you sign and return it without making any specific voting directions, your Plan shares will be voted in accordance with the Board of Directors' recommendations. The Direction to Purchasing Agent also gives the Purchasing Agent the authority to vote on your behalf at its discretion (or that of the Purchasing Agent's proxy holder) on any other matters which may properly come before the meeting.

        If you don't sign and return your Direction to Purchasing Agent, your Plan shares will not be voted unless the Purchasing Agent is required by applicable law to exercise its discretion to vote such shares.

        Participants who own shares of the Company's common stock by means other than the Plan will receive a separate proxy for voting of those shares.

        To ensure that your Plan shares are represented and voted at the meeting, your signed Direction to Purchasing Agent must be received by May 5, 1994.

        We urge you to exercise your voting rights. If you have questions about your stockholder's rights or the Direction to Purchasing Agent, please call Pamela Herlich at (415) 627-7533.

                                     Sincerely,


                                     /s/  ED VALENCIA
                                     Luis E. Valencia
                                     Executive Vice President, Human Resources

EXHIBIT TO PROXY STATEMENT DATED APRIL 8, 1994 AND FILED BY
THE CHARLES SCHWAB CORPORATION IN CONNECTION WITH THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON MONDAY, MAY 9, 1994

The following is submitted pursuant to Instruction 3 of Item 10 of Schedule 14A and is not a part of the Proxy Statement and has not been delivered to Stockholders with the Proxy. This exhibit consists of the plan documents for Charles Schwab & Co., Inc.'s Long Term Incentive Plan III, which has been presented to Stockholders for approval, and The Charles Schwab Corporation's 1992 Stock Incentive Plan, amendments to which have been presented to Stockholders for approval. The Annual Executive Bonus Plan has also been presented to Stockholders for approval but is not included in this exhibit because it is not in the form of a written document. The Annual Executive Bonus Plan is described in the proxy statement to which this exhibit is attached and is described in an exhibit attached to the Form 10K filed by the Company on March 30, 1994.